EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	Contact:	Michael F. Brigham
October 20, 2003		President and Chief Executive Officer
(207) 878-2770 Ext. 3106

IMMUCELL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2003

PORTLAND, Maine – October 20, 2003 — ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and nine month periods ended September 30, 2003.

In the fourth quarter of 2002, the Company accepted a payment of $930,000 in consideration for the early termination, effective October 1, 2002, of the Kamar product license. Sales made under this license aggregated $562,000 and $2,204,000 during the three and nine month periods ended September 30, 2002, respectively. Excluding these sales from the 2002 results, sales of the Company’s other proprietary products (principally First Defense® and Wipe Out® Dairy Wipes) were essentially unchanged in the third quarter of 2003 and increased by approximately 3% during the nine month period ended September 30, 2003 in comparison to the same periods in 2002.

Due principally to this license termination, total product sales decreased by 43%, or $562,000, to $745,000 and by 48%, or $2,137,000, to $2,350,000 during the three and nine month periods ended September 30, 2003, respectively, in comparison to the same periods in 2002.

“This license was scheduled to terminate by its normal course on December 31, 2004,” commented Michael F. Brigham, president and CEO. “The negotiated early termination payment allowed us to realize the net present value of approximately what we were likely to earn over the balance of the license term and begin to focus exclusively on our proprietary products that much sooner.” He further commented, “The low prices that our primary customers currently receive for the milk they produce is causing financial hardship throughout the dairy industry. Given this challenging economic environment, we are pleased to achieve even a 3% increase in the year-to-date sales of our proprietary products.”

During the three months ended September 30, 2003, the Company recognized a loss before taxes of $58,000, as compared to income before taxes of $47,000 during the same period in 2002. After deducting direct selling expenses from its gross margin, the Kamar product contributed $62,000 to income before taxes during the three months ended September 30, 2002. The net loss of $38,000, or $0.01 per share, during the three months ended September 30, 2003 compares to net income of $30,000, or $0.01 per diluted share, during the same period in 2002.

During the nine months ended September 30, 2003, the Company recognized income before taxes of $920,000, an increase of 208%, or $621,000, in comparison to income before taxes of $299,000 during the same period in 2002. In the first quarter of 2003, $1,100,000 in other income was recognized from the sale of the Company’s interest in its lactoferrin-producing joint venture. After deducting direct selling expenses from its gross margin, the Kamar product contributed $290,000 to income before taxes during the nine months ended September 30, 2002. The net income of $539,000, or $0.19 per diluted share, during the nine months ended September 30, 2003 increased by 205%, or $362,000, in comparison to net income of $177,000, or $0.06 per diluted share, during the same period in 2002.

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During the three month period ended September 30, 2003, research and development expenses increased by 15%, or $34,000, to $270,000, comprising 34% of total revenues in 2003. During the nine month period ended September 30, 2003, research and development expenses increased by 34%, or $222,000, to $874,000, comprising 34% of total revenues in 2003. The Company invested approximately $54,000 and $216,000 during the three and nine month periods ended September 30, 2003, respectively, in significant, outside laboratory and related expenses pertaining to the development of Mast Out®, the Company’s Nisin-based mastitis treatment product.

“The investment of 34% of our total revenues in R&D expenses was carried out principally to advance the development of Mast Out, while maintaining annual profitability,” commented Michael F. Brigham, president and CEO. “The pre-pivotal field study of Mast Out, which was designed to clarify and understand issues necessary to give us the best chance of success in the pivotal studies, is progressing towards the anticipated year end completion. Pending the results from this study, we could initiate the pivotal FDA trial in the first quarter of 2004 with the objective of completing that trial in 2004.”

The Company’s cash and short-term investments increased by 39%, or $1,212,000, to $4,355,000 at September 30, 2003, as compared to $3,143,000 at December 31, 2002. Stockholders’ equity increased by 8%, or $544,000, to $7,498,000 at September 30, 2003, as compared to $6,955,000 at December 31, 2002.

ImmuCell Corporation is a biotechnology company that is developing products intended to help reduce the overuse of antibiotics in animal and human healthcare and is manufacturing and selling other products that improve animal health and productivity in the dairy and beef industry. ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.immucell.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

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	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2003	2002	2003	2002
Revenues:
Product sales	$745	$1,307	$2,350	$4,488
Other revenues	44	79	183	351

Total revenues	789	1,386	2,533	4,839

Costs and expenses:
Product costs	335	686	1,044	2,391
Research and development expenses	270	235	874	652
Selling, general and administrative expenses	254	432	829	1,505

Total costs and expenses	859	1,353	2,747	4,548

Net operating (loss) income	(70)	33	(214)	291

Interest and other income	12	14	1,134	8

(Loss) income before taxes	(58)	47	920	299
Tax (benefit) expense	(20)	17	381	122

Net (loss) income	$(38)	$30	$539	$177

Net (loss) income per common share:
Basic	$(0.01)	$0.01	$0.20	$0.06
Diluted	$(0.01)	$0.01	$0.19	$0.06

Weighted average common shares outstanding:
Basic	2,741	2,736	2,737	2,735
Diluted	2,741	2,795	2,813	2,807

	(Unaudited)
	At September 30, 2003	At December 31, 2002
(In thousands)
Cash and short-term investments	$4,355	$3,143
Total assets	8,121	7,513
Net working capital	5,336	4,228
Stockholders’ equity	$7,498	$6,955

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